Exhibit 10.1

ALLIANCE FINANCIAL CORPORATION
AMENDED AND RESTATED
DIRECTORS COMPENSATION DEFERRAL PLAN

January 1, 2005

Article I

PURPOSE OF PLAN

          1.1     Purpose. This plan is designated Alliance Financial Corporation Directors Compensation Deferral Plan (the “Plan”). Its purpose is to allow members of the Board of Directors of Alliance Financial Corporation (hereinafter referred to as the “Company”) to defer receipt of any Director’s Fees to be earned and to receive distributions of those deferred fees in later years.

          1.2     Application of Restated Plan. The Plan, as embodied by this document, is a restatement of the Plan that was adopted on April 20, 1999, and amended January 18, 2000, and is intended to supercede said prior Plan as of the Restatement Effective Date with respect to Directors’ Fees that are earned in Plan Years beginning on or after the Restatement Effective Date. Further, unless expressly stated otherwise herein, this document shall apply only to Directors who are members of the Board of Directors on or after the Restatement Effective Date and their Beneficiaries. The rights of a former Director shall be determined under the terms of the predecessor(s) to this Plan in effect during the Director’s tenure or at the Director’s termination date and not under the Plan as restated by this document.

Article II

DEFINITIONS

          As used in this Plan, the following terms shall have the following meanings, unless a different meaning is stated and clearly indicated by the context:

          2.1    “Account Balance” shall mean the amount standing to the credit of a Director in the Director’s Reserve Account as of the applicable date.

          2.2    “Administrator” or “Plan Administrator” shall mean the Compensation Committee of the Board of Directors.

          2.3    “Beneficiary” shall mean a person or entity designated by a Director or otherwise designated as such under the provisions of this Plan, who is or may become entitled to receive benefits following the Director’s death.

          2.4    “Board of Directors” shall mean the Board of Directors of the Company, its subsidiaries or affiliates.

          2.5     “Book Value” of each share of the Company’s common stock shall mean (i) the Company’s total shareholder’s equity less the accumulated other comprehensive income or loss component of such shareholder’s equity, as finally reported for financial reporting purposes on the Company’s consolidated statement of condition, divided by (ii) the total number of outstanding shares of the Company’s common stock, all of which shall be calculated as of the relevant date described herein.

          2.6    “Code” means the Internal Revenue Code of 1986, as amended from time to time, any regulations promulgated thereunder, and any rulings issued by the Internal Revenue Service. Reference to any Code Section shall include any successor provision thereto.

          2.7    “Company” shall mean Alliance Financial Corporation.

          2.8    “Deferral Election” shall mean a Director’s written election to defer Director’s Fees hereunder, as more fully described in Section 4.1 herein.

          2.9    “Director” shall mean a member of the Board of Directors.

          2.10  “Director’s Fees” shall mean the fee payable to a Director for services rendered as a member of the Board of Directors, including fees payable for services as a member of any committee of the Board of Directors, and any fees paid for services in other capacities approved by the Board.

          2.11  “Effective Date of the Restatement” or “Restatement Effective Date” shall mean January 1, 2005.

          2.12  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any U.S. Department of Labor regulations or rulings thereunder. References to any ERISA section shall include any successor provision thereto.

          2.13  “Plan” shall mean the Alliance Financial Corporation Amended and Restated Directors Compensation Deferral Plan, January 1, 2005, as embodied by this document.

          2.14  “Plan Year” shall mean the 12-month period beginning January 1 and ending December 31.

          2.15  “Reserve Account” shall mean the separate account described in Article V that is maintained for a Director under this Plan.

          2.16  “Service” means any period of time the Director is a member of the Board of Directors.

          2.17  “Valuation Date” shall mean the date determined under Section 7.2.

Article III

ELIGIBILITY

          3.1    Eligible Participants. Any Director serving on the Board of Directors as of the Restatement Effective Date shall continue to be eligible to participate in the Plan. After the Restatement Effective Date, any other person who is elected or appointed as Director shall immediately become eligible to participate as of the first day of the Director’s first term. A Director shall remain a participant until all benefits to which the Director or beneficiary is entitled under this Plan have been paid. Notwithstanding the foregoing, a Director’s right to initially defer Director’s Fees under this Plan shall terminate immediately on the date the Director’s status as a Director terminates for whatever reason.

Article IV

DEFERRAL ELECTIONS

          4.1     Deferral Elections.

                    4.1.1  Initial Elections. Each Director may elect to defer any percentage of the Director’s Fees to be paid to the Director for Service in attending meetings and otherwise during a Plan Year, provided the Director delivers a written Deferral Election to the Administrator prior to January 1 of such Plan Year. Notwithstanding the foregoing, with respect to the first Plan Year in which the Director is eligible to participate, a Director may deliver a written Deferral Election to the Administrator within thirty (30) days following the first date of eligibility, however, the Deferral Election may apply only to Compensation earned after the date of such Deferral Election. The Deferral Election shall be signed by the Director and shall specify by dollar amount or percentage the amount of Director’s Fees to be deferred. A Director’s Deferral Election shall remain in effect, unless earlier modified by the Director, until the Director’s status as a Director terminates, for whatever reason.

                    4.1.2  Modifying Elections. A Director may unilaterally modify a Deferral Election described in Section 4.1.1 (either to terminate, increase or decrease the portion of future Director’s Fees to be deferred under this Plan) by providing a written modification of the Deferral Election to the Administrator. The modification shall become effective as of the January 1 following the date such written modification is received by the Administrator. Notwithstanding the foregoing, at any time during calendar year 2005, a Director may terminate a Deferral Election, or modify a Deferral Election to reduce the amount of Director’s Fees subject to the Deferral Election, so long as the Director’s Fees subject to the terminated or modified Deferral Election is includible in the income of the Director in calendar year 2005 or, if later, in the taxable year in which the amounts are earned and vested.

                    4.1.3  2005 Transition Rule. Notwithstanding the foregoing provisions of this Section 4.1, a Deferral Election with respect to Director’s Fees to be earned during Plan Year 2005 shall be effective, provided the following conditions are met:

                              (a)     the Deferral Election was delivered to the Administrator no later than March 15, 2005;

                              (b)     the amounts to which the Deferral Election relate were not paid or payable at the time of the election; and

                              (c)     the Deferral Election was made in accordance with the Plan in effect prior to December 31, 2005 (other than a requirement to make the election before December 31, 2005).

          4.2     Election Irrevocable. Except as otherwise provided in Section 4.1, a Director’s Deferral Election shall be irrevocable upon delivery to the Administrator.

Article V

RESERVE ACCOUNTS

          5.1    Establishment of Reserve Accounts. The Company shall establish a Reserve Account for each Director in the records of the Company and shall credit to and charge against such Reserve Account amounts in the manner described in this Article.

          5.2     Crediting of Deferred Compensation. On the day on which a Director is entitled to payment of a Director’s Fee, the Director’s Reserve Account shall be credited with the amount of Director’s Fees effectively deferred by the Director pursuant to the Deferral Election(s) made in accordance with Article IV of this Plan.

          5.3    Investment of Reserve Account. Credits to a Director’s Reserve Account shall be deemed to be invested in as many shares and fractions thereof of the Company’s common stock as could have been purchased with the amount deferred, if the selling price of a share of common stock had been the Book Value of such share as of the year-end preceding the date of deferral. The Company shall maintain records for each Director’s Reserve Account and shall record the number of shares that could have been purchased with each amount deferred.

          5.4     Earnings Credits. From time to time, the balance in a Director’s Reserve Account shall be credited with that number of whole shares and fractions thereof of Company common stock which could be purchased with dividends declared and paid on Company common stock, using for this purpose Book Value of the Company’s common stock as of the year- end preceding the date the dividends are declared. Dividend credits shall continue to accrue to a Director’s Reserve Account until the Director’s status as a Director terminates, for whatever reason.

          5.5     Capitalization Changes.

                    5.5.1   Adjustment in Shares. In the event that:

                              (a)     the number of outstanding shares of the Company’s common stock shall be changed by reason of split-ups, combinations of shares, recapitalizations, stock dividends or otherwise, or

                              (b)    the Company’s common stock shall be converted into or exchanged for other shares as a result of any merger, consolidation, sale of assets or other recapitalization, the number of the Company’s shares and fraction thereof then credited to the Reserve Account of any Director shall be adjusted appropriately so as to reflect such change.

                    5.5.2   Special Valuation Rule.

                              (a)    In the event that a Change in Control as described in Section 11.3.4(A) occurs, the number of share equivalents held in a Director’s Reserve Account shall be valued by multiplying the number of the Company’s shares and fraction thereof by the market value of such shares and fraction as of the date on which such acquisition is consummated.

                              (b)   The value, as thus computed using the market value approach, shall be compared with the value, calculated as of the same date, using the book value (as of the immediately preceding year end) approach as described in Section 5.3, and with the dollar amounts actually deferred by the Director, and payment based on the greatest of such three values shall be made as soon as practicable thereafter in cash, notwithstanding any other provision of this Plan to the contrary.

                              (c)   For purposes of this Section 5.5.2, “market value” shall mean:

(1)	if the principal market for the Company’s stock is a national securities exchange, the last sale price per share of common stock on such exchange at the time of computation;

(2)

if the principal market for the Company’s stock is other than on an exchange and bids and offers for the stock are reported in the National Association of Securities Dealers Automated Quotations System (NASDAQ), the mean between the highest current independent bid price per share and the lowest current independent asked price per share reported on “Level 2” at the time of computation; and

(3)

if the principal market for the stock is other than on an exchange and bids and offers for the stock are not reported in NASDAQ, the mean between the highest current independent bid price per share and the lowest current independent asked price per share determined on the basis of reasonable inquiry at the time of computation.

          5.6     Distributions. The Administrator shall charge all distributions made to a Director or Beneficiary under this Plan against the Director’s Reserve Account when made.

          5.7     Nature of Reserve Account. The Director’s Reserve Account shall be utilized solely as a device for the measurement and determination of the amount of the benefit to be paid to the Director under the Plan at the times hereinafter specified. The Director’s Reserve Account shall not constitute or be treated as a trust fund of any kind. Any Company common stock utilized by the Company in accordance with the foregoing Sections of this Article shall be and will remain at all times the sole property of the Company and the Director shall have no ownership rights of any nature with respect to Company stock hereunder. The Director’s rights hereunder are limited to the rights to receive payments as provided herein, and the Director’s position with respect to rights to payment is that of a general unsecured creditor of the Company.

Article VI

PAYMENT EVENTS

          6.1     Distributable Events. The balance in a Director’s Reserve Account shall be paid upon any of the following to occur among the following distributable events:

                    (a)     termination of status as a Director for any reason other than death;

                    (b)     the death of the Director; or

                    (c)     at the election of the Director, attainment of such age as is designated by the Director but not earlier than age sixty-five (65). Such election shall be made (if at all) at the time of the Director’s initial Deferral Election under Section 4.1.1, except that any Director who is participating in the Plan during calendar year 2006 may make such election by December 31, 2006 with respect to any amounts not otherwise scheduled for payment hereunder during calendar year 2006.

                    Payment under this Section shall be made or commence as of the first day of the first month next following the month in which occurs the distributable event, in the manner described in Article VII.

          6.2     Death. If a Director dies before receiving any benefits hereunder, the Director’s Reserve Account shall be paid to the Director’s Beneficiary designated in accordance with the provisions of Section 11.1, in the manner provided in Section 7.1, but subject to the Beneficiary’s right to delay payment or change the method of payment as provided in Section 7.4. If the Director dies after commencement of the benefit but before full payment has been made, the remaining payments shall be made to the Director’s Beneficiary, designated in accordance with the provisions of Section 11.1, in the same manner as if the Director had survived.

          6.3     Unforeseeable Financial Emergency. Upon a Director suffering an Unforeseeable Financial Emergency, the Director shall be entitled to immediately receive payment from his Reserve Account to the extent reasonably necessary to satisfy the emergency. For purposes of this Plan, an Unforeseeable Financial Emergency shall mean a severe financial hardship to the Director or the Director’s Beneficiary occasioned by:

                    (a)     an illness or accident of the Director (Beneficiary) or the Director’s spouse, or of any dependent (as defined in Code Section 152(a)) of the Director (Beneficiary) or spouse;

                    (b)     a loss of the Director’s (Beneficiary’s) or the Director’s (Beneficiary’s) spouse’s property due to a casualty to the extent not covered by insurance; or

                    (c)     other similar extraordinary and unforeseeable circumstances arising as a result of an event or events beyond the control of the Director (Beneficiary).

                     Payment under this Section shall be made only if approved by the Plan Administrator as being reasonably necessary to satisfy an Unforeseeable Financial Emergency as described herein and in Code Section 409A. Payment shall in no event exceed the amount required to meet the Unforeseeable Financial Emergency (including income taxes payable as a result of distribution under this Section) after taking into account the proceeds of insurance and liquidation of the Director’s (Beneficiary’s) assets to the extent such liquidation would not in itself cause severe financial hardship to the Director (Beneficiary).

Article VII

PAYMENT OPTIONS

          7.1     Payment Options.

                    7.1.1     Director’s Election. Each Director shall elect in the initial Deferral Election the method under which the balance in the Director’s Reserve Account will be distributed from among the following options:

                                 (a)     one single sum payment of the balance, to be made the first day of the first month following the distributable event, unless deferred under Section 7.4 or delayed under Section 7.1.2; or

                                 (b)     annual installment payments over a period of ten (10) years, commencing on the first day of the second month following the distributable event, unless deferred under Section 7.4 or delayed under Section 7.1.2.

                    Payment shall be made in the manner so elected subject to the ensuing provisions of this Article. The Director may elect a different method of payment for each distributable event described in Section 6.1. If the Director elects the installment payment option, the payment of each annual installment shall be made on the anniversary of the date of the first installment payment, and the amount of the annual installment shall be determined in accordance with Section 7.3. In the event the Director fails to make a valid election of the payment method, the distribution will be made in a single sum payment. Notwithstanding the provisions of Sections 7.4 or 7.5 below, a Director may elect on or before December 31, 2005, the method of payment of amounts that were deferred before the date of such election.

                    7.1.2     Delay in Payment for Key Employees. Notwithstanding anything herein to the contrary, if payment is by reason of the termination of the Director’s status as a Director other than by reason of death, and the Director was a Key Employee of the Company at any time during the twelve (12) month period ending on December 31 of the Plan Year prior to the Plan Year during which the distributable event occurs, payment of the Director’s single sum payment, or the first installment of the benefit, shall be delayed until the first day of the seventh (7th) month following such distributable event, or if the Director’s death occurs before then, to the first day of the month following the Director’s death. For purposes hereof, “Key Employee” shall mean an employee of the Company who satisfies any of the following criteria:

                              (a)     an officer of the Company having annual compensation greater than $130,000 (as adjusted in accordance with the provisions of Code Section 416(i)(1);

                              (b)     a five percent (5%) owner of the Company’s stock;

                              (c)     a one percent (1%) owner of the Company’s stock and having annual compensation greater than $150,000.

The determination of compensation and stock ownership shall be made in accordance with the provisions of Code Section 416(i).

          7.2     Valuations for Distribution.

                    7.2.1     Valuation Date. The Valuation Date for a Director shall be the date of the applicable distributable event described in Section 6.1.

                    7.2.2     Initial Valuation. The Administrator shall determine the balance in the Director’s Reserve Account as of the Valuation Date established under Section 7.2.1, by multiplying the number of shares of Company common stock credited to the Director’s Reserve Account as of such Valuation Date by the Book Value of the Company common stock as of immediately preceding year end, and the amount so calculated shall represent the Director’s entitlement, provided, however, that in no event shall the Director’s entitlement be less than the aggregate of the Director’s Fees actually deferred from time to time under this Plan.

                    7.2.3     Subsequent Crediting. Unless payment of the Director’s benefit is made in a single sum immediately following the distributable event, monthly earnings shall continue to be credited to the Director’s Reserve Account based on the Company’s bank subsidiary’s one-year certificate of deposit rate in effect as of the first day of the year, commencing as of the Valuation Date established under Section 7.2.1, until final payment from the Reserve Account is made. Such credit shall be in lieu of the dividend credit to the Director’s Reserve Account as described in Section 5.4.

          7.3     Installment Payment Amounts. If installments are selected by the Director, each annual installment shall be in an amount equal to the product obtained by multiplying the balance credited to the Director’s Reserve Account as of the payment date by a fraction, the numerator of which is “1” and the denominator of which is the number of years left in the ten (10) year term.

          7.4     Subsequent Payment Elections. With the consent of the Administrator, a Director or, as provided in Section 6.2 the Director’s Beneficiary, may delay payment or change the method of payment of the Director’s Reserve Account that is otherwise in effect with respect to a distributable event described in Section 6.1, subject to the following and subject to the prohibition under Section 7.5:

                    7.4.1     Delayed Effective Date. The new election may not take effect until at least twelve (12) months after the date on which the new election is made.

                    7.4.2     Mandatory Delayed Payments. If the new election relates to a payment for a distributable event described in Sections 6.1(a) or 6.1(c), the new election must provide for the deferral of payment for a period of five (5) years from the date such payment would otherwise have been made. The foregoing shall be applied solely to that specific distributable event for which a change in the Director’s election is made.

                    7.4.3     Transition Rule. Notwithstanding the foregoing provisions of Sections 7.4.1 and 7.4.2, a Director may elect any permissible optional form of payment described in Section 7.1, and/or to delay payment for any period up to ten (10) years beyond the otherwise scheduled payment date as described in Section 7.1, provided the Director delivers his written election to the Administrator by December 31, 2006.

          7.5     Acceleration Prohibited. Except as expressly provided under this Plan or under Code Section 409A, the acceleration of the time or schedule of any payment due under this Plan is prohibited. The foregoing shall not prohibit a Director from changing the form of payment from installment to single sum provided the change otherwise complies with the provisions of Section 7.4 above.

          7.6     De Minimis Amounts. Notwithstanding any payment election made by the Director, if the balance in a Director’s Reserve Account as of the date of a distributable event described in Section 6.1 does not exceed Ten Thousand Dollars ($10,000.00), the balance will be distributed in a single lump sum payment within ninety (90) days following the distributable event.

          7.7     Income, FICA and Withholding Taxes.

                    7.7.1     Disqualification. If at any time the Administrator determines that the Plan, or the administration or operation of the Plan, does not meet the requirements imposed under Code Section 409A, the Administrator shall immediately pay to the Director in a single sum an amount equal to the amount that the Director timely reports for federal income tax purposes as taxable compensation.

                    7.7.2     FICA Taxes and Gross Up. Upon request by the Director, the Administrator shall immediately pay to or on behalf of the Director, as a distribution subject to the provisions of Section 5.6, an amount equal to the sum of (i) the taxes then imposed under Code Sections 3101, 3121(a) or 3121(v)(2) on amounts of compensation deferred under this Plan (the “FICA Amount”), plus (ii) the total federal withholding amount under Code Section 3401, and corresponding state and local income tax withholding amounts that are attributable to the FICA Amount (the “initial gross-up amount”) and (iii) the additional income tax withholdings attributable to the initial gross-up amount.

                    7.7.3     Withholdings. The Administrator shall reduce any benefit payment being made under this Plan by an amount the Administrator deems necessary to comply with any federal or state tax withholding requirements.

Article VIII

ADMINISTRATION

          8.1     Plan Administrator. The Board of Directors of the Company may appoint a Committee to administer the Plan, but in the absence of such appointment, the Board of Directors shall administer the Plan. The Committee shall be referred to herein as the “Administrator” and shall be the “administrator” as that term is defined in Section 3(15) of ERISA. The Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

          8.2     Plenary Powers. The Administrator shall have all powers necessary or appropriate to enable it to carry out its administrative duties including, but not limited to, (i) the duty and power to interpret the Plan; (ii) the power to establish and revise rules and regulations relating to the Plan and its operation; (iii) the power to employ attorneys, consultants, accountants and others to assist it in performing its duties (upon whose advice the Committee may rely); (iv) the power to determine all questions that may arise hereunder as to the status and rights of any participant and any purported Beneficiary; and (v) the power to take such other action as the Administrator may deem necessary or advisable in the administration of the Plan. All decisions by the Administrator shall be binding upon and conclusive as to all parties concerned. The Administrator shall have absolute, exclusive, total, and complete discretion in carrying out its duties, and no decision shall be modified or overturned upon judicial review unless it was arbitrary or capricious. No member of the Committee shall be personally liable for any actions taken or not taken by the Administrator unless the member’s action involves willful misconduct.

          8.3     Costs. The costs of administering this Plan shall be borne by the Company.

          8.4     Indemnification. To the extent not prohibited by law, the Company shall indemnify the members of the Committee, its agents, officers, and employees of the Company against any and all claims, losses, damages and expenses, including attorney’s fees, reasonably incurred by them, and any liability, including any amounts paid in settlement (with the Company’s written approval), arising from their action or failure to act in connection with the administration of this Plan, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

Article IX

CLAIMS PROCEDURE

          9.1     Generally. Any Director or Beneficiary (“Claimant”) seeking payment of any benefit hereunder must submit a written request to the Administrator. If a claim for benefits is wholly or partially denied, notice of the denial, prepared in accordance with Section 9.3, shall be furnished to the Claimant within a reasonable period of time, not to exceed ninety (90) days (forty-five (45) days if the claim is based on a disability), after receipt of the request by the Company (“Determination Period”), unless special circumstances require an extension of time for processing the request. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial Determination Period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial Determination Period. However, if the claim is based on a disability, the extension period is thirty (30) days and, if the Administrator determines that, due to matters beyond its control, a decision cannot be rendered within the extension period, the Administrator may extend the Determination Period an additional thirty (30) days by notifying the Claimant of such further extension. Each extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Administrator expects to render a decision.

          9.2     Disability Claim. If the claim is based on a disability, each extension notice shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues, and any additional information needed to resolve the issues. The Claimant may provide any such additional information within forty-five (45) days after receipt of such extension notice.

          9.3     Denial Notice. The Administrator shall provide the Claimant whose request for benefits is denied a written notice setting forth, in a manner calculated to be understood by the Claimant, the following:

                    (a)     the specific reason(s) for the denial;

                    (b)     specific references to the pertinent provisions of the Plan upon which the denial is based;

                    (c)     a description of any additional material or information necessary for the Claimant to perfect the request and an explanation of why such material or information is necessary;

                    (d)     an explanation of the review procedure as set forth in Sections 9.4 and 9.5, and a statement of the Claimant’s right to bring a civil action in a court of law after final administrative review; and

                    (e)     if an internal rule, guideline, protocol or other similar criterion was relied on in making the determination, either (i) a recitation of such rule, guideline, protocol or other similar criterion, or (ii) a statement that such criterion was relied upon and that a copy of it will be provided free of charge to the Claimant upon request.

          9.4     Appeal. The purpose of the review procedure set forth in this Section 9.4 and Section 9.5 is to provide a procedure by which the Claimant may have a reasonable opportunity to appeal to the Company a denial of a request for benefits. To accomplish this purpose, the Claimant (or the Claimant’s duly authorized representative) may (a) review pertinent documents and records; and (b) submit issues, documents, records and comments in writing. The Claimant (or the Claimant’s duly authorized representative) may request a review by filing a written request for review with the Company at any time within sixty (60) days (one hundred eighty (180) days if the claim for benefits is based on a disability) after receipt by the Claimant of written notice of the denial of the Claimant’s request for benefits.

          9.5     Decision on Appeal. A decision on review of a denied request for benefits shall be made by the Board of Directors, after taking into account all comments, documents, records and other pertinent information regardless of when submitted. It shall make a decision promptly, but not later than sixty (60) days (forty-five (45) days if the claim for benefits is based on a disability) after receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days (ninety (90) days if the claim for benefits is based on a disability) after receipt of the request of review. If such an extension of time for review is required, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The decision on review shall be in writing, shall be written in a manner calculated to be understood by the Claimant, and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan upon which the decision is based.

          9.6     Special Disability Claim Rules. If the claim is based on a disability: (a) the Board shall afford no deference to the initial adverse determination; (b) no person involved in making the initial determination shall be eligible to review such initial determination; (c) the Board of Directors shall consult with a health care professional (unrelated to any health care professional involved in the initial determination) with expertise and experience in the medical field, if the determination was based to any degree upon a medical judgment; and (d) those medical or vocational experts whose advice was obtained in behalf of the Board of Directors in the initial determination process shall be identified.

          9.7     Limitation of Actions. Every asserted right of action by or on behalf of any Director or Beneficiary against the Administrator, any member of the Board of Directors or any Committee, or against any officer or employee of the Company, arising out of or in connection with this Plan, shall, irrespective of the place where such right of action may arise or be asserted and irrespective of the place of residence of any such member, director, officer or employee, cease and be barred on the date that is one year after the date of the alleged act or omission in respect of which such right of action arises.

Article X

LIMITATIONS

          10.1    Non-Alienation of Benefits.

                    10.1.1  Non-Assignment; Non-Alienation. Except as provided in this Section 10.1, no right or benefit under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person, except to the extent such debt or liability arises by reason of a fraud, embezzlement or other felonious action against or which damages the Company. Any attempt to so alienate or subject any such right or benefit in violation of the foregoing, whether or not such benefit is currently payable, shall be void. If any person shall or attempt to alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time such amounts would be made subject to his debts or liabilities or would otherwise not be enjoyed by him in violation of the foregoing, then the Company, in its sole discretion, may direct that such amount be withheld and the same or any part thereof be paid or applied to or for the benefit of such person, his spouse, children or other dependents, or any of them in such manner and proportion as the Company may deem proper.

                    10.1.2  Qualified Domestic Relations Order. Notwithstanding the prohibitions contained in Section 10.1.1, all or a portion of a Director’s benefit under the Plan shall be paid to one or more Alternate Payees in accordance with the terms of a Qualified Domestic Relations Order.

                                (a)     Initial Notice. Within thirty (30) days following receipt of any domestic relations order, or within such other time period as may be prescribed by Treasury Regulations, the Administrator shall notify the Director and each Alternate Payee in writing of its receipt and shall set out the Administrator’s procedures as outlined below for determining if such order is qualified under Code Section 414(p)(1)(A).

                                (b)     Determination Notice. Within ninety (90) days following the Administrator’s initial notice described in subparagraph (a) above, the Administrator shall notify the Director and each Alternate Payee in writing of its determination whether the proposed order is qualified. If the order is denied qualified status, the Administrator shall list the specific reasons therefor. Whether or not the order is determined to be qualified, the Administrator shall notify the Director and each Alternate Payee of their right to appeal such determination within sixty (60) days after receipt of the determination, and that failure to appeal such determination in writing within the sixty (60)-day period will render such determination final, binding, and conclusive. The Administrator’s notice shall identify the name of the Administrator and the address to which appeal is to be forwarded.

                                (c)     Appeal. If the Director or Alternate Payee should appeal the Administrator’s decision, a duly authorized representative may submit in writing all pertinent issues and comments and may review pertinent documents. The Administrator shall re-examine all facts related to the appeal and make a final determination as to whether the initial determination is justified under the circumstances. The Administrator shall notify the appellant of the Administrator’s decision within such time period as provided in rules adopted by the Administrator.

                                (d)     Authorized Representative. An Alternate Payee may designate an authorized representative to receive copies of all notices with respect to the payment of benefits or claim for such payment under a domestic relations order. The Alternate Payee shall notify the Administrator of such designation in writing, which shall be effective upon its receipt by the Administrator.

                                (e)     Separate Accounting. Upon receipt of a domestic relations order, the Administrator shall separately account for any amount payable to the Alternate Payee(s) named in such domestic relations order for a period of eighteen (18) months or upon a determination during such period of the order’s qualified status. If during such eighteen (18)-month period the order is determined to be qualified, the Administrator shall pay the separately accounted for amount to the persons entitled to receive it.

                                (f)     Definitions.

(i) “Qualified Domestic Relations Order” shall mean a domestic relations order that meets the requirements of Code Section 414(p).

(ii)     “Domestic Relations Order” shall mean any judgment, decree or order, including approval of a property settlement agreement, which relates to the provision of child support, alimony payments, or marital property rights of a spouse, former spouse, child or other dependent of the Director, and which is made pursuant to a state domestic relations law (including community property law).

(iii)     “Alternate Payee” shall mean a spouse, former spouse, child or other dependent of the Director who is recognized by a domestic relations order as entitled to receive all or a portion of the benefits payable with respect to the Director.

                                (g)     Payment. Payment to an Alternate Payee under a Qualified Domestic Relations Order shall be limited to concurrent payment with any portion of the benefit payable to the Director under the Plan, and if there remains no benefit payable to the Director hereunder after considering the terms of the Qualified Domestic Relations Order, payment shall only be made at such times and in such form of payment as the Director would have been entitled to hereunder had there been no Qualified Domestic Relations Order.

          10.2    Unsecured Creditor. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a fiduciary relationship between the Company and a Director, the Director’s designated Beneficiary or any other person. The Director shall have no preferred claim on or title to, or beneficial interest in, any asset of the Company by reason of the Plan. The Plan constitutes a mere promise by the Company to pay benefits in the future. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Article XI

MISCELLANEOUS

          11.1   Beneficiary.

                    11.1.1  Designation. The Director’s Beneficiary shall be the person or persons designated by the Director on the beneficiary designation form provided by and filed with the Administrator and signed by the Director. If the Director does not designate a Beneficiary, or if no designated Beneficiary survives the Director, the Beneficiary shall be the Director’s estate. A Director may change or revoke a designation of Beneficiary only by signing and filing a new beneficiary designation form with the Administrator.

                    11.1.2  Beneficiary’s Death. If a Beneficiary (the “Primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due the Beneficiary, the balance to which the Beneficiary is entitled shall be paid to the contingent Beneficiary, if any, named in the Director’s beneficiary designation form then in effect. If there is no contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary.

                    11.1.3  Beneficiary’s Disclaimer. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary is entitled hereunder by filing a written disclaimer with the Administrator before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Administrator and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had predeceased the Director.

          11.2   No Service Contract. Neither the Plan, nor the right to participate in the Plan or receive benefits under the Plan, shall constitute or be construed as a Director’s contractual right to be retained as a Director. Such status shall be determined strictly in accordance with the Company’s by-laws and rules.

          11.3   Amendment; Termination.

                    11.3.1  Right to Amend. The Company shall have the right at any time and from time to time to amend, in whole or in part, any or all of the provisions of the Plan except to the extent any amendment would violate the provisions of Code Section 409A.

                    11.3.2  Right to Terminate. The Company may at any time terminate the Plan. Without limiting the generality of the foregoing, the Company may terminate the Plan in the Company’s discretion upon any of the following events:

                                (a)     the dissolution of the Company in a manner that is taxed under Code Section 331, in which case termination must occur (if at all) within twelve (12) months following such dissolution;

                                (b)     the dissolution of the Company with approval of a bankruptcy court pursuant to the provisions of 11 U.S.C. §503(b)(1)(A);

                                (c)     a Change in Control as defined in Section 11.3.4, in which case termination must occur within the period extending thirty (30) days prior and twelve (12) months following such Change in Control;

                                (d)     the concurrent termination of all arrangements that are similar to the arrangement under the Plan in accordance with the conditions set out in Code Section 409A that permit acceleration of payment of benefits upon termination of deferred compensation arrangements; and

                                (e)     such other events, and subject to such conditions, as prescribed by Code Section 409A.

Notwithstanding the foregoing, in the event of a Change in Control as described in Section 11.3.4(A), termination of the Plan shall be mandatory and shall be in accordance with Section 5.5.2 above.

                    11.3.3  Accelerated Payment in Limited Events. The termination of the Plan upon any of the events listed in subsections (a)-(e) of Section 11.3.2 above shall entitle each Director to immediate payment of the balance in the Director’s Reserve Account as of the date of such event (whether or not the Director is otherwise vested in such benefit) but only if made in accordance with the conditions set out in Code Section 409A. Except as provided in the foregoing provisions of this Section 11.3.3, no acceleration of the time or form of payment of any benefit under the Plan may occur as a result of the Plan’s termination.

                    11.3.4  Change in Control. For purposes of Section 11.3.2(c), a Change in Control occurs under any one of the following circumstances:

                                        (A)     Change in Ownership. A Change in Control occurs on the date that any one person, or more than one person acting as a group (as defined in applicable Treasury Regulations), acquires ownership of a company (either by direct purchase or indirectly through the redemption of the company’s ownership interests) that, together with the interest held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the ownership interests, excluding the acquisition of additional ownership interests by a person or more than one person acting as a group who is considered to already own more than 50% of the total fair market value or total voting power of such interests.

                                        (B)     Change in Effective Control. A Change in Control of a company occurs on the date that either:

                                                  (1)     any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of interests possessing 35% or more of the total voting power of such ownership interests of the company; or

                                                  (2)     a majority of the members of the board of directors of the company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; provided, that this subparagraph (b)(ii)(B) shall apply only to a company for which no other company is a majority owner;

                                        (C)     Change in Ownership of Substantial Assets. A Change in Control occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from a company that have a total gross fair market value of 40% or more of the total gross fair market value of the assets of the company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control under this subparagraph (b)(ii)(C) occurs when transfer of assets is made to the owners, or entity controlled by them, of the transferring company immediately after the transfer, as provided in Treasury Regulations.

                              The Change in Control described in the foregoing must relate to (i) a company that is the employer at the time of the Change in Control; (ii) a company that is liable for the payment of benefits under this Plan; (iii) a company that is a majority owner of the company described in (i) or (ii); or (iv) any company in a chain of companies in which each company is a majority owner of another company in the chain, ending with the company described in (i) or (ii). A Change in Control shall not be deemed to have occurred until a majority of the members of the Board of Directors receives written certification from the Administrator that one of the events set forth in this Section has occurred. The occurrence of an event described in this Section must be objectively determinable by the Administrator and, if made in good faith on the basis of information available at the time, such determination shall be conclusive and binding on the Administrator, the Company, the Employee and his beneficiaries for all purposes of this Agreement.

          11.4    Construction; Governing Laws.

                    11.4.1  Intent. This Plan shall be construed after taking into account the following intentions of the Company:

                                (a)     that the Plan is an unfunded arrangement maintained by the Company primarily for the purpose of providing deferred compensation for key personnel and is, therefore, exempt from the participation, vesting, funding and fiduciary responsibility provisions of Title I of ERISA under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), respectively; and

                                (b)     that the Plan satisfy the requirements set out in Code Section 409A and Treasury Regulations promulgated thereunder for the effective deferral of compensation for income tax purposes.

                    11.4.2  Governing Law. This Plan shall be governed by the laws of the State of New York except to the extent such laws are superceded by federal law.